Exhibit 10.6

May 19, 2016

Rob Bernshteyn

via DocuSign

Dear Rob,

On behalf of Coupa Software Incorporated (the “Company” or “Coupa”), I am pleased to confirm your current employment arrangements with the Company on the following terms (certain capitalized terms are defined in Section 10 below):

1. Position. You will continue to serve as Chief Executive Officer, working out of our San Mateo office and reporting to the Board of Directors.

2. Base Salary. Your current annual base salary is $340,000, less taxes and applicable withholdings, payable on a semi-monthly basis.

3. Bonus. In addition to your base salary, you are eligible to participate in Coupa’s annual performance bonus program as established each year under the Company’s incentive bonus plan. Your target incentive is currently 100% of your base salary, or $340,000. You must be an active employee of Coupa on the date bonuses are paid to be eligible for any payout.

4. Stock Options/Acceleration. This letter does not amend any of your outstanding stock options, all of which remain subject to the terms and conditions of the plan under which such options were granted and the terms and conditions of the applicable stock option agreement. The Company acknowledges and agrees that each of your currently outstanding stock options and, unless the Company provides otherwise when an equity award is granted, each equity award granted to you in the future is eligible for a “double trigger acceleration” benefit as follows: If the Company is subject to a Change in Control before your service terminates and you are subject to an Involuntary Termination within 12 months after the Change in Control, then all of the then-unvested shares covered by the then-outstanding portion of the award will vest and, if applicable, become exercisable. The option granted to you on February 4, 2016 also includes a non-change in control acceleration benefit, as described in the stock option agreement applicable to that award.

5. Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. In addition, we currently offer employees a “no limit” time off policy (subject to manager approval), a matching 401(k) Plan and eleven paid holidays.

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

6. Employment Relationship/Severance Benefits. Coupa, in its sole discretion, may modify your duties, title, compensation and benefits at any time. Employment with the Company is not for a specified term, but instead is at-will. Accordingly, either you or the Company may terminate the employment relationship, with or without Cause, at any time and for any reason. No documents provided by the Company and no oral statements or conduct can or will modify the at-will nature of your employment, and your at-will status can only be amended in a writing signed by you and a designated member of Coupa’s Board of Directors (other than yourself). However, as a member of the Company’s executive team, if you are subject to a Termination Without Cause, the Company will pay you a lump sum cash severance payment equal to 6 months of your then-current base salary. This amount will be paid within 60 days after your employment terminates and is contingent upon your execution and non-revocation of a general release of claims in substantially the form included in this letter packet. You must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after your employment terminates. If you fail to return the release by the deadline or if you revoke the release, then you will not be entitled to the severance benefits described in this section 6. This letter (and its enclosures) constitutes the complete agreement regarding your employment status and severance benefits and supersedes all prior agreements.

7. Taxes.

(a) Withholding. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. The Company intends that all payments and benefits provided under this letter or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this letter is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

(c) Section 280G. Notwithstanding anything contained in this letter to the contrary, in the event that the payments and benefits provided pursuant to this letter, together with all other payments and benefits received or to be received by you (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 7(c), would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to you either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 7(c) (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 7(c). The accounting firm’s determination will be binding on both you and the Company absent manifest error.

8. Entire Agreement/Existing Agreements. This letter agreement represents the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this agreement. The Mutual Agreement to Arbitrate between you and the Company, the Indemnification Agreement between you and the Company and your Proprietary Information and Inventions Agreement will remain in full force and effect.

9. Exclusivity of Employment. While you render services to the Company, you agree not to engage in any other employment, consulting or other

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

business activity (whether full-time or part-time), which might create a conflict of interest with the Company. The foregoing shall not, however, preclude you (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments, (c) from serving on the boards of directors of other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with your responsibilities to the Company. By signing this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing duties for the Company.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter:

•	“Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement with the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) your gross negligence or willful misconduct, (vi) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. In the case of clauses (ii), (iii) and (vii), the Company will not terminate your employment for Cause without first giving you written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).

•	“Change in Control” means the occurrence of any of the following events: (i) any consolidation or merger of the Company with or into another corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. Equity financings, public offerings and/or administrative reorganizations and recapitalizations will not constitute a “Change in Control” hereunder.

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

•	“Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.

•	“Resignation for Good Reason” means a Separation as a result of your resignation from employment after one of the following conditions has come into existence without your consent: (i) a substantial adverse change in the nature or scope of your responsibilities, authority, powers, functions or duties within or to the Company, (ii) a material reduction in your annual base salary from the base salary in effect immediately prior to the Change in Control, (iii) a substantial reduction in benefits other than across-the-board benefit reductions similarly affecting all or substantially all management employees of the Company or (iv) your required relocation to offices more than fifty (50) miles from your principal place of business immediately prior to the Change in Control. In order to constitute a Resignation for Good Reason, you must give the Company written notice of the condition within 90 days after it comes into existence, the Company must fail to remedy the condition within 30 days after receiving your written notice and you must terminate your employment within 30 days after expiration of the cure period.

•	“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

•	“Termination Without Cause” means a Separation as a result of the termination of your employment by the Company without Cause and not as a result of your death or disability.

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

Please confirm your agreement with these terms by signing this letter using DocuSign.

Sincerely,

/s/ Ray Martinelli

Ray Martinelli

Executive Vice President, People

Coupa Software Incorporated

By signature below, I confirm my current employment arrangement based upon the terms stated in this letter (and its enclosures). I also acknowledge that this letter sets forth the full and complete agreement between myself and the Company related to the terms of my employment.

/s/ Rob Bernshteyn	5/31/2016
Signature	Date

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be paid to Rob Bernshteyn (“Employee”) by Coupa Software Incorporated (the “Company”), as described in Paragraph 1 below, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

1. If Employee signs (and does not revoke) this General Release of All Claims (“Release”), the Company will provide Employee with the severance benefits described in Section 6 of the letter agreement, dated May 19, 2016 between the Company and Employee (the “Employment Agreement”).

2. Employee’s Company equity awards, to the extent vested and outstanding as of Employee’s employment termination date, will be treated as provided in the applicable equity plan and the related award agreements. Such agreements will remain in effect in accordance with their terms, and Employee acknowledges that Employee will remain bound by them. Any Company equity awards that are unvested as of Employee’s employment termination date will be automatically forfeited, and Employee will have no further rights to such awards. Employee acknowledges that the enclosed report accurately reflects a summary of Employee’s outstanding equity awards.

3. Employee understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this release covers only those claims that arose prior to the execution of this Release. Execution of this Release does

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release. In addition, this Release does not cover any claim for indemnification Employee may have pursuant to the Company’s bylaws, Employee’s Indemnification Agreement dated August 20, 2009 or applicable law or Employee’s right to coverage under any applicable D&O insurance policy with the Company.

4. Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

5. In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

7. This Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Employee understands and agrees that this Release may be modified only in a written document signed by Employee and a duly authorized officer of the Company.

8. Employee understands and agrees that the Company shall have no obligation to provide to Employee any severance benefits described in the Employment Agreement unless and until Employee has complied with the requirements described in Section 6 of the Employment Agreement, including executing this Release within the time period specified in Paragraph 13 below.

9. Employee understands and agrees that at all times in the future Employee shall remain bound by the Employee’s Proprietary Information and Inventions Agreement, Indemnification Agreement and Mutual Agreement to Arbitrate, copies of which are enclosed herewith. [List any other agreements that will survive termination of employment.]

10. Employee agrees not to disclose to others the terms of the Employment Agreement or this Release, except that Employee may disclose such

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

information to Employee’s spouse and to Employee’s attorney or accountant in order for such attorney or accountant to render services to Employee related to the Employment Agreement or this Release.

11. Employee agrees that Employee will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees to instruct its executive officers and directors not to disparage Employee in any manner likely to be harmful to Employee’s personal or business reputation; provided that the Company (and its executive officers and directors) may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. This Release shall be governed by and its provisions interpreted under the laws of the state of California.

13. Employee understands that Employee has the right to consult with an attorney before signing this Release. Employee also understands that Employee has 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it. Employee also understands that Employee may revoke this Release during a period of 7 days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it). In order to revoke this Release, within seven days after Employee executes this Release Employee must deliver to the General Counsel at the Company a letter stating that Employee is revoking it. Employee understands that if Employee chooses to revoke this Release within seven days after Employee signs it, Employee will not receive any severance benefits and the Release will have no effect.

[Signature Page Follows]

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com

14. Employee states that before signing this Release, Employee:

•	Has read it,

•	Understands it,

•	Knows that he or she is giving up important rights,

•	Is aware of his or her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date:
Signature

Print Full Name

Enclosures:

Equity Report

Proprietary Information and Inventions Agreement

Mutual Agreement to Arbitrate

Indemnification Agreement

[List any other agreements that will survive termination of employment.]

1855 S. Grant Street, San Mateo, CA 94402    P 650.931.3200    www@coupa.com